UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108 Hingham, Massachusetts 02043
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 26, 2020, the Board of Directors (the “Board”) of Microbot Medical Inc. (the “Company”), after the nomination thereof by the Corporate Governance and Nominating Committee of the Board, appointed Ms. Aileen Stockburger, age 57, to fill a vacancy on the Board and to serve as a Class II director of the Company, with a term commencing on April 1, 2020 and expiring at the Company’s 2020 annual meeting of stockholders. Ms. Stockburger is independent under NASDAQ rules.

Since February 2018, Ms. Stockburger has provided M&A consulting and advisory services through Aileen Stockburger LLC. Prior to that, from 1989 through January 2018, Ms. Stockburger held various positions in Johnson & Johnson, most recently as Vice President, Wordwide Business Development & Strategic Planning for the DePuy Synthes Group of Johnson & Johnson, and as a member of its Worldwide Board and Group Operating Committee, from 2010-2018. In that role, she oversaw the group’s merger and acquisition activities, including deal structuring, negotiations, contract design and review, and deal terms. Before joining Johnson & Johnson, Ms. Stockburger spent several years at PriceWaterhouseCoopers, and earned her CPA certification. She is also a Non-Executive Director of Next Science Limited (ASX: NXS), a medical technology company headquartered in Sydney, Australia, with a primary focus in the development and continued commercialization of its proprietary technology to reduce the impact of biofilm based infections in human health. Ms. Stockburger received her MBA and BS from The Wharton School, University of Pennsylvania.

There is no arrangement or understanding between Ms. Stockburger and any other persons pursuant to which Ms. Stockburger was elected as a director. The Company believes that Ms. Stockburger is qualified as a Board member of the Company because of her extensive experience in strategizing, managing and closing sizable, complex worldwide mergers and acquisitions, licensing agreements and divestitures, as well as her expertise in business development, strategic planning and finance.

Ms. Stockburger will receive compensation for her services as a director in accordance with the compensation package of the Company for all non-management directors, which as of appointment date includes:

●	Cash payments of $12,000 per annum, $750 per Board meeting and $250 per unanimous written consent, as well as an additional $5,000 per annum for service on a Board Committee.

●	An initial grant of stock options to purchase such number of shares of the Company’s common stock equal to $40,000, at an exercise price equal to the closing price of the Company’s common stock as of the date of grant, and that vest 25% on the six month anniversary of the date of grant, and the remaining 75% on a quarterly basis over the next thirty months.

●	An additional grant of stock options each year thereafter, at the same vesting schedule and pricing terms, to purchase such number of shares of the Company’s common stock equal to $20,000, subject to the member of the Board having served on the Board for at least twelve continuous months, and having attended at least 80% of the Board meetings over the prior year.

The Company also entered into its standard director indemnification agreement with Ms. Stockburger. Pursuant to the indemnification agreement, the Company has agreed to indemnify and hold harmless Ms. Stockburger to the fullest extent permitted by the Delaware General Corporation Law. The indemnification agreement generally covers expenses that Ms. Stockburger incurs or amounts that Ms. Stockburger becomes obligated to pay because of any proceeding to which she is made or threatened to be made a party or participant by reason of her service as a current or former officer of the Company, provided that she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreement also provides for the advancement of expenses to Ms. Stockburger subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify Ms. Stockburger, and, with certain exceptions, with respect to proceedings that she initiates.

A copy of the press release announcing Ms. Stockburger’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release, dated April 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: April 1, 2020